UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Wisconsin Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

•	Notice of 2004 Annual Meeting of Stockholders

•	Proxy Statement

•	Annual Financial Statements and Review of Operations

PRELIMINARY COPY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 16, 2004

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders. Regardless of whether you plan to attend, please take a moment to vote your proxy. It is especially important to vote this year, as the proposed amendment to the Bylaws requires an 80% affirmative vote of the outstanding shares to be adopted. The Meeting will be held as follows:

WHEN:		Wednesday, May 5, 2004 10:00 a.m., Central Time

WHERE:		Wisconsin Exposition Center State Fair Park 8200 West Greenfield Avenue West Allis, WI 53214

ITEMS OF BUSINESS:	•	Elect three directors for terms expiring in 2007.

	•	Approve an amendment to the Bylaws eliminating the classification of the Board of Directors.

	•	Consider any other matters that may properly come before the Meeting.

RECORD DATE:		February 25, 2004

VOTING BY PROXY:		Your vote is important. You may vote:

	•	using the Internet,

	•	by telephone, or

	•	by returning the proxy card in the envelope provided.

On the following pages, we list several Frequently Asked Questions about the Meeting and our corporate governance initiatives. Should you have additional questions, do not hesitate to contact the stockholder hotline at 1-800-881-5882.

By Order of the Board of Directors

Kristine Rappé
Vice President and Corporate Secretary

PRELIMINARY COPY

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 16, 2004, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on May 5, 2004 (the “Meeting”), at the Wisconsin Exposition Center at State Fair Park, located at 8200 West Greenfield Avenue, West Allis, Wisconsin 53214, and at all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION – FREQUENTLY ASKED QUESTIONS

What am I voting on?	Proposal 1: To elect three directors for terms expiring in 2007.

Proposal 2: To amend the Bylaws to eliminate the classification of the Board and allow the annual election of all directors in future years.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy at their discretion.

What are the Board’s voting recommendations?	The Board of Directors recommends a vote:
• FOR each of the three nominated directors, and

• FOR the amendment to the Bylaws eliminating the classification of the Board of Directors.

What is the vote required for each proposal?	Proposal 1: The three individuals receiving the largest number of votes will be elected as directors.

Proposal 2: The amendment to the Bylaws requires the affirmative vote of the holders of at least 80% of the outstanding shares of WEC common stock.

Who can vote?	Common stockholders as of the close of business on the record date, February 25, 2004, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office at 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201, prior to the Meeting. The list will also be available at the Meeting.

How do I vote?	There are several ways to vote:

• By Internet. To save costs, the Company encourages you to vote this way.

• By toll-free touch-tone telephone.

• By completing and mailing the enclosed proxy card.

• By written ballot at the Meeting.

Instructions to vote through the Internet or by telephone are listed on your proxy card or the information forwarded to you by your bank or broker. The Internet and telephone voting facilities will close at 10:00 a.m., Central Time, on May 5, 2004.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund in one of WEC’s 401(k) plans, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plans will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in a 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund for which voting instructions have been received are voted.

[If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the proposal to eliminate the classification of the Board of Directors and related amendment to the Bylaws even if the broker does not receive voting instructions from you.]

If your shares are held in the name of a broker, bank or other holder of record you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy, executed in the stockholder’s favor, from the holder of record.

What does it mean if I get more than one proxy?	It means your shares are held in more than one account. Please vote all proxies to ensure all your shares are counted.

What constitutes a quorum?	As of the record date, there were —, —, — shares of WEC common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?	You can change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• entering a new vote by Internet or phone,

• returning a later-dated proxy card,

• voting in person at the Meeting, or

• notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Kristine Rappé. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board recommends.

Who conducts the proxy solicitation?	The WEC Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies from stockholders, including brokers’ accounts, at a fee of $15,000 plus expenses. Also, employees of WEC or its subsidiaries may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Who will count the votes?	The Bank of New York, which will also serve as Inspector of Election, will tabulate the voted proxies.

What steps has WEC taken to reduce the cost of proxy solicitation?	WEC has implemented several practices that reduce the printing and postage costs and are friendly to the environment. The Company has:

• encouraged Internet and telephone voting of your proxies,

• encouraged stockholders to view the proxy statement and annual report on the Internet instead of receiving them via mail, and

• implemented “householding” whereby stockholders sharing a single address receive a single annual report and proxy statement, unless the Company received instructions to the contrary.

If you received multiple copies of the annual report and proxy statement, you may wish to contact the Company’s transfer agent, The Bank of New York, at 1-800-558-9663 to request householding, or you may provide written instructions to The Bank of New York at Church Street Station, P.O. Box 11258, New York, NY, 10286-1258. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2007

Directors elected at this Meeting will hold office for three-year terms expiring at the 2007 Annual Meeting of Stockholders. However, if the proposal to eliminate the classification of the Board of Directors, as more fully described in Proposal 2 of this proxy statement, is approved, then the terms of all directors, including those elected at the Meeting, will end at the 2005 Annual Meeting of Stockholders and all directors will thereafter be elected for one-year terms.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

The Board’s nominees for election are Robert A. Cornog, Gale E. Klappa and Frederick P. Stratton, Jr.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the WEC Board upon the recommendation of the Corporate Governance Committee of the Board.

Pursuant to authority granted to the Board under the Bylaws, the Board of Directors elected Gale E. Klappa, President of Wisconsin Energy Corporation and President and Chief Executive Officer of Wisconsin Electric Power Company and Wisconsin Gas Company, as a director effective December 9, 2003. Mr. Klappa was elected to complete the term expiring at the Meeting previously held by Richard R. Grigg.

The Board of Directors recommends that you vote “FOR” all the director nominees.

Richard A. Abdoo, Chairman of the Board and Chief Executive Officer of Wisconsin Energy Corporation, and Chairman of the Board of Wisconsin Electric Power Company and Wisconsin Gas Company, has indicated his intention to retire from all officer and director positions with Wisconsin Energy Corporation and its subsidiaries, and to retire as an employee, effective as of April 30, 2004. With much appreciation for his many years of leadership and service, the Board of Directors has accepted Mr. Abdoo’s retirement and has appointed Mr. Klappa to the officer positions held by Mr. Abdoo. Accordingly, effective as of May 1, 2004, Mr. Klappa, who is currently President of Wisconsin Energy Corporation and the President and Chief Executive Officer of Wisconsin Electric Power Company and Wisconsin Gas Company, will hold the titles of Chairman of the Board, President and Chief Executive Officer of all three companies. Mr. Abdoo is currently a member of the class of directors of the Company whose terms expire in 2005. On the effectiveness of Mr. Abdoo’s retirement as a director effective April 30, 2004, the Board of Directors has determined to reduce the number of directors constituting the whole Board from ten to nine, thereby eliminating the vacancy that otherwise would be created by Mr. Abdoo’s retirement. The same action has been taken with respect to Mr. Abdoo’s position as a director of Wisconsin Electric Power Company and Wisconsin Gas Company.

Biographical information regarding each nominee and each director whose term will continue after the Meeting is shown below. Ages are as of March 16, 2004. Wisconsin Electric Power Company (WE) and Wisconsin Gas Company (WG) are now doing business as We Energies and are subsidiaries of Wisconsin Energy Corporation.

Nominees for Terms Expiring in 2007
Robert A. Cornog. Age 63.
•	Snap-on Incorporated – Retired Chairman of the Board, President and Chief Executive Officer. Served from 1991 and retired as President and Chief Executive Officer in 2001. Retired as Chairman in 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products.
•	Director of Johnson Controls, Inc.
•	Director of Wisconsin Energy Corporation since 1993. Director of Wisconsin Electric Power Company and Wisconsin Gas Company since 1994 and 2000, respectively.

Gale E. Klappa. Age 53.
•	Wisconsin Energy Corporation – President since April 2003.
•	Wisconsin Electric Power Company – President and Chief Executive Officer since August 2003.
•	Wisconsin Gas Company – President and Chief Executive Officer since August 2003.
•	Southern Company – Executive Vice President, Chief Financial Officer and Treasurer from March 2001 to April 2003. Chief Strategic Officer from October 1999 to March 2001. Southern Company is a public utility holding company serving the southeastern United States.
•	Southern Energy, Inc. (now Mirant) – President of the North American Group and Senior Vice President from December 1998 to October 1999. Mirant is a multi-national energy company that produces and sells electricity.

•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas Company since December 2003.

Frederick P. Stratton, Jr. Age 64.
•	Briggs & Stratton Corporation – Chairman Emeritus since 2003. Chairman of the Board from 2001 to 2003. Chairman and Chief Executive Officer until 2001. Briggs & Stratton Corporation is a manufacturer of small gasoline engines.
•	Director of Bank One Corporation, Midwest Air Group, Inc. and Weyco Group, Inc.
•	Director of Wisconsin Energy Corporation since 1987. Director of Wisconsin Electric Power Company since 1986 and Director of Wisconsin Gas Company since 2000.

Directors Continuing in Office – Terms Expiring in 2005

John F. Ahearne. Age 69.
•	Sigma Xi Center for Sigma Xi, The Scientific Research Society – Director of the Ethics Program since 1999. Director of the Sigma Xi Center from 1997 to 1999 and Executive Director from 1989 to 1997. The Sigma Xi Center is an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues.
•	Resources for the Future – Adjunct Professor since 1993. Resources for the Future is an economic research, non-profit institute.

•	Duke University – Lecturer and Adjunct Scholar from 1995 to 2003.

•	United States Nuclear Regulatory Commission – Commissioner from 1978 to 1983, serving as Chairman from 1979 to 1981.

•	Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1994. Director of Wisconsin Gas Company since 2000.

Ulice Payne, Jr. Age 48.
•	Milwaukee Brewers Baseball Club, Inc. – President and Chief Executive Officer from September 2002 to November 2003.
•	Foley & Lardner – Managing Partner of the law firm’s Milwaukee office from May 2002 to September 2002. A partner from February 1998 to October 2002.
•	Director of Badger Meter, Inc., Midwest Air Group, Inc. and State Financial Services Corporation.
•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas Company since January 2003.

George E. Wardeberg. Age 68.
•	Wisconsin Energy Corporation – Retired Vice Chairman of the Board of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas Company.
•	WICOR, Inc. –Various positions including Chairman of the Board from 1997 to 2000, Chief Executive Officer from 1994 to 2000, and President from 1994 to 1997.
•	Director of Marshall & Ilsley Corporation and Twin Disc, Inc.
•	Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 2000 and Wisconsin Gas Company since 1992.

Directors Continuing in Office – Terms Expiring in 2006

John F. Bergstrom. Age 57.
•	Bergstrom Corporation – Chairman and Chief Executive Officer since 1997. President from 1974 through 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.
•	Director of Banta Corporation, Kimberly-Clark Corporation, Midwest Air Group, Inc. and Sensient Technologies Corporation.
•	Director of Wisconsin Energy Corporation since 1987. Director of Wisconsin Electric Power Company since 1985. Director of Wisconsin Gas Company since 2000.

Barbara L. Bowles. Age 56.
•	The Kenwood Group, Inc. – Founder and Chief Executive Officer since 1989. Chairman since 2000. President from 1989 to 2000. The Kenwood Group is an investment advisory firm that manages pension funds for corporations, public institutions and endowments.
•	Director of Black & Decker Corporation, Dollar General Corporation and Georgia-Pacific Corporation.
•	Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998. Director of Wisconsin Gas Company since 2000.

Willie D. Davis. Age 69.
•	All Pro Broadcasting, Inc. – President and Chief Executive Officer since 1977. All Pro Broadcasting owns and operates radio stations in Los Angeles and Milwaukee.
•	Director of Alliance Bank, Bassett Furniture Industries Inc., Checkers Drive-In Restaurants, Inc., Dow Chemical Company, Fidelity National Information Solutions, Inc., Johnson Controls, Inc., MGM Mirage, Inc., Manpower, Inc., Metro-Goldwyn-Mayer, Inc., Sara Lee Corporation and Strong Capital Management, Inc.
•	Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 2000. Director of Wisconsin Gas Company since 1990.

PROPOSAL 2: AMENDMENT TO THE BYLAWS ELIMINATING THE

CLASSIFICATION OF THE BOARD OF DIRECTORS

Directors’ Statement of Support. As permitted by its Restated Articles of Incorporation, the Company’s Bylaws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible. Each director currently serves a three-year term. Directors for one of the three classes are elected each year. The Board has determined that the Bylaws should be amended to eliminate classification of the Board and has unanimously adopted a resolution approving the amendment, declaring its advisability and recommending that stockholders vote to approve the amendment for the reasons stated below. It is also recommended that an outdated reference fixing the size of the Board at nine be eliminated from the Bylaws; the Bylaw provision granting the Board the authority to fix the size of the Board would remain unchanged. If the amendment to the Bylaws is approved, the Board will adopt certain conforming changes to the Bylaws, as appropriate.

A classified board has the effect of making it more difficult (i) for a substantial stockholder to gain control of a board of directors without the approval or cooperation of incumbent directors and therefore may deter unfriendly and unsolicited takeover proposals and proxy contests, and (ii) for stockholders to change a majority of directors even where a majority of stockholders are dissatisfied with the performance of incumbent directors.

The Board has carefully examined the arguments for and against continuation of the classified Board, considered stockholder opinions and corporate governance best practices and determined that the classified Board should be eliminated. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies, and the proposed amendment will allow stockholders to review and express their opinions on the performance of all directors each year, rather than over a three-year period. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and the Company’s policies and long-term strategic planning should not be affected.

The text of the proposed amendment is attached as Appendix A to this proxy statement.

If the amendment is adopted, how will the declassified Board be implemented?

If the proposed amendment is approved by the Company’s stockholders, it will become effective at the time of the Annual Meeting of Stockholders in 2005, and the classified Board will be eliminated, the current term of each director will end at the 2005 Annual Meeting of Stockholders, and directors will be elected for one-year terms at the 2005 Annual Meeting of Stockholders and at each Annual Meeting thereafter. In addition, any director elected to fill a vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, will hold office until the next Annual Meeting of Stockholders.

What is the vote required for approval?

The Company’s Bylaws require the affirmative vote of the holders of at least 80% of the outstanding shares of WEC common stock entitled to vote to approve the proposal to amend the Bylaws to eliminate the classification of the Board of Directors. Abstentions, broker non-votes and shares that are not represented at the Meeting will have the effect of votes cast against the proposal.

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Bylaws eliminating the classification of the Board of Directors.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WEC have Corporate Governance Guidelines?	Yes, the Board has maintained Corporate Governance Guidelines since 1996, which provide a framework from which it conducts its business. The Corporate Governance Committee reviews the Guidelines annually to promote continuous improvement of the Board’s processes to provide effective governance over the affairs of the Company. To view the Guidelines, please refer to the “Governance” section of the Company’s website at www.WisconsinEnergy.com.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are more comprehensive than the standards established by the New York Stock Exchange, are summarized below.

	•	Has not been an employee of the Company for the last five years;

	•	Has not received, in the past three years, more than $100,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

	•	Has not been affiliated with or employed by a present or former internal or external auditor of the Company in the past three years;

	•	Has not been an executive officer, in the past three years, of another company where any of the Company’s present executives serve on that other company’s compensation committee;

	•	In the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

	•	Has not received, in the past three years, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as an advisor, consultant, legal counsel, or significant supplier to the Company or to a member of the Company’s senior management;

	•	Has no personal service contract(s) with the Company or any member of the Company’s senior management;

	•	Is not an employee or officer with a not-for profit entity that receives more than 5% of its total annual charitable awards from the Company;

	•	Has not had any business relationship with the Company, in the past three years, for which the Company has been required to make disclosure under certain rules of the Securities and Exchange Commission;

	•	Is not employed by a public company at which an executive officer of the Company serves as a director; and

	•	Does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as appropriate, when determining the director’s independence.

Who are the independent directors?	The Board has affirmatively determined that Directors Ahearne, Bergstrom, Bowles, Cornog, Davis, Payne, and Stratton have no material relationships with WEC and are independent under the Board’s standards of independence. This represents more than a two-thirds majority of the Board. Directors Abdoo, Klappa and Wardeberg are not independent due to their present and/or previous employment with WEC.

What are the committees of the Board?

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, Nuclear Oversight, and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of the Company’s website at www.WisconsinEnergy.com. The members and the responsibilities of each committee are listed later in this proxy statement.

Are the Audit and Oversight, Corporate Governance and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Company’s Corporate Governance Guidelines.

In addition, each member of the Audit and Oversight Committee is independent as determined under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Do the independent directors meet separately from management?	Yes, at every regularly scheduled Board meeting, an executive session of independent directors is held without any management present. The chair of the Corporate Governance Committee, currently Willie D. Davis, presides at these sessions.

How can I contact the members of the Board?

Correspondence may be sent to the directors, including the independent directors, in care of the Corporate Secretary, Kristine Rappé, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WEC directors and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, seek advice in doubtful situations and report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; corporate opportunities; confidentiality; fair dealing; protection and proper use of company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waivers to the Code for directors, executive officers or any other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s website at www.WisconsinEnergy.com. It is also available in print to any stockholder upon request.

The Company maintains a toll-free confidential help line for employees to report suspected violations of the Code or other concerns regarding accounting, internal accounting controls or auditing matters.

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee requests that all independent directors provide their opinions to the Compensation Committee chair on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication to constituencies, demonstration of integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the responses with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to rate the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance and customer satisfaction initiatives); providing necessary and timely advice and counsel to the CEO; communicating the Board’s expectations and concerns to the CEO; identifying threats and opportunities critical to the Company; and operating in a manner that ensures open communication, objective and constructive participation and timely resolution of issues. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee conducts an annual performance evaluation of its activities and reports the results to the Board. The evaluation is designed to measure the effectiveness of the committee’s actions and compare the performance of each committee with the requirements of its charter. The committee may adjust its charter, with Board approval, based on the results of this evaluation.

Are all the members of the audit committee financially literate and does the committee have an “audit committee financial expert”?

Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules. The Board has also determined that Directors Barbara L. Bowles (Chair), John F. Bergstrom, Robert A. Cornog, Ulice Payne, Jr. and Frederick P. Stratton, Jr., all independent directors, qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules.

In addition, no member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies.

Does the Board have a nominating committee?	Yes, the Corporate Governance Committee is responsible for identifying and evaluating director nominees. The chair of the Committee coordinates this effort. All members of the Corporate Governance Committee are independent under the New York Stock Exchange rules applicable to nominating committee members.

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, such a firm was not engaged with respect to the nominees listed in this proxy statement. The Committee identified and recommended all director nominees presented for election at the Meeting. No stockholder nominations or recommendations were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2005 Annual Meeting of Stockholders must submit the name(s) and qualifications of any proposed candidate(s) to the Corporate Governance Committee no later than November 1, 2004 via the Corporate Secretary, Kristine Rappé, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201.

What are the criteria and process used to evaluate director nominees?	The Corporate Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include characteristics such as: proven integrity, mature and independent judgment, vision and imagination, ability to objectively appraise problems, ability to evaluate strategic options and risks, sound business experience and acumen, relevant technological, political, economic or social/cultural expertise, social consciousness, achievement of prominence in career, familiarity with national and international issues affecting the Company’s businesses and contribution to the Board’s desired diversity and balance.

In evaluating director candidates, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Bylaws state that directors shall be stockholders of WEC.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using the criteria and process described above. The process is designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today’s changing business environment.

What is the deadline for stockholders to submit proposals for the 2005 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2005 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 16, 2004.

Stockholders who intend to present a proposal at the 2005 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2005 Annual Meeting of Stockholders.

Correspondence in this regard should be directed to the Corporate Secretary, Kristine Rappé, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201.

What is WEC’s policy regarding director attendance at annual meetings?	All directors are expected to attend the Company’s Annual Meetings of Stockholders. All directors attended the 2003 Annual Meeting.

Where can I find more information about WEC corporate governance?	The Company’s website, www.WisconsinEnergy.com, contains information on the Company’s governance activities. Here, you will find the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters and other useful information. As policies are continually evolving, the Company encourages you to visit the website periodically. Copies of these documents may also be requested from the Corporate Secretary.

COMMITTEES OF THE BOARD OF DIRECTORS

Members		Principal Responsibilities; Meetings

Audit and Oversight Barbara L. Bowles, Chair John F. Bergstrom Robert A. Cornog Ulice Payne, Jr. Frederick P. Stratton, Jr.	•	Oversee integrity of financial statements.
	•	Oversee management compliance with legal and regulatory requirements.
	•	Review, approve, and evaluate the independent auditors’ services.
	•	Oversee the performance of the internal audit function and independent auditors.
	•	Prepare the report required by the SEC for inclusion in the proxy statement.
	•	The Committee conducted seven meetings in 2003.

Compensation John F. Bergstrom, Chair John F. Ahearne Willie D. Davis	•	Identify through succession planning potential executive officers.
	•	Provide a competitive, performance-based executive and director compensation program.
	•	Set goals for the CEO and annually evaluate the CEO’s performance against such goals.
	•	Prepare the annual report on executive compensation required by the SEC for inclusion in the proxy statement.
	•	The Committee conducted seven meetings in 2003.

Corporate Governance Willie D. Davis, Chair Barbara L. Bowles Robert A. Cornog	•	Establish and review the corporate governance guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.
	•	Identify and recommend candidates to be named as nominees of the Board for election as directors.
	•	Lead the Board in its annual review of the Board’s performance.
	•	The Committee conducted three meetings in 2003.

Finance Frederick P. Stratton, Jr., Chair Barbara L. Bowles John F. Bergstrom Robert A. Cornog Ulice Payne, Jr.	•	Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.
	•	Authorize issuance of corporate debt within limits set by the Board.
	•	Discuss policies with respect to risk assessment and risk management.
	•	Review, approve and monitor the Company’s capital and operating budgets.
	•	The Committee conducted four meetings in 2003.

Nuclear Oversight John F. Ahearne, Chair Frederick P. Stratton, Jr.	•	Advise and assist the Board in the proper and complete discharge of its responsibilities relating to the Company’s nuclear operations.
	•	The Committee conducted two meetings in 2003.

The Nuclear Oversight Committee also includes one employee member and three non-directors who serve as ad hoc members due to their considerable expertise in nuclear matters. The employee member of the Committee is Frederick D. Kuester, Chief Operating Officer of Wisconsin Electric Power Company. The ad hoc members are Mr. Leon R. Eliason, former President—Generation at Northern States Power Company and former President—Nuclear Business Unit and Chief Nuclear Officer at Public Service Enterprise Group Incorporated, Dr. Thomas E. Murley, former director of the Nuclear Regulatory Commission’s Office of Nuclear Reactor Regulation, and Dr. C. Frederick Sears, formerly responsible for overseeing Northeast Utilities’ nuclear and environmental functions.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Richard A. Abdoo (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Frederick P. Stratton, Jr. Gale E. Klappa will become the Chair of the Executive Committee upon Mr. Abdoo’s retirement.

In addition to the number of committee meetings listed in the preceding table, the Board met eight times in 2003. The average meeting attendance during the year was 95%. No director attended fewer than 86% of the total number of meetings of the Board and Board committees on which he or she served.

INDEPENDENT AUDITORS

Deloitte & Touche LLP served as independent auditors for the Company for the fiscal years ended December 31, 2003 and 2002, and was selected by the Audit and Oversight Committee as the independent auditors for the Company for the fiscal year ending December 31, 2004.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to respond to appropriate questions that may be directed to them.

The Company engaged Deloitte & Touche LLP as independent auditors for the fiscal year ended December 31, 2002 on July 3, 2002 following the dismissal of Arthur Andersen LLP as independent auditors for the Company on July 3, 2002. Both the dismissal of Arthur Andersen LLP and the engagement of Deloitte & Touche LLP were based on the recommendation of the Audit and Oversight Committee. Arthur Andersen LLP was engaged on March 8, 2001 as independent public accountants for the Company for the fiscal year ended December 31, 2001 based on the recommendation of the Audit and Oversight Committee.

The report of Arthur Andersen LLP on the financial statements for the fiscal year ended December 31, 2001 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Between March 8, 2001 (the date of Arthur Andersen LLP’s appointment as the Company’s auditors) and the termination of Arthur Andersen LLP’s appointment, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements, and there were no “reportable events” (as defined in SEC Regulation S-K Item 304(a)(1)(v)). Between January 1, 2000 and the engagement of Deloitte & Touche LLP on July 3, 2002, neither the Company nor anyone acting on behalf of the Company consulted with Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement with Arthur Andersen LLP or a “reportable event” (as defined in SEC Regulation S-K Item 304(a)(1)(v)).

Pre-Approval Policy for 2003. As stated in its charter, the Audit and Oversight Committee is responsible for reviewing and approving, in advance, all audit and non-audit services of the independent auditor. The Committee approved the engagement of Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for fiscal 2003, and to provide certain non-audit services to the Company and its subsidiaries in an amount not to exceed $500,000. The non-audit services pre-approved by the Committee included the annual audit of the various employee benefit plans as required by ERISA, preparation and filing of Form 5500s in connection with the various employee benefit plans, expatriate tax compliance, consultation on international and domestic tax issues, and assistance in international tax compliance. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities and Exchange Act of 1934, as amended.

Fee Table. The following table shows the fees for professional audit services provided by Deloitte & Touche LLP for the audit of WEC’s annual financial statements for fiscal years 2002 and 2003 and fees billed for other services rendered during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2002	2003
Audit Fees (1)	$654,500	$1,032,885
Audit-Related Fees (2)	113,902	138,133
Tax Fees (3)	163,398	323,093
All Other Fees (4)	—	—

Total	$931,800	$1,494,111

(1)	Audit Fees: Fees for the professional services rendered for the audit of WEC’s annual financial statements, review of financial statements included in the Company’s 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees: Fees for assurance and related services that are reasonably related to the performance of the audit or review of WEC’s financial statements. For 2003, this included benefit plan audits and other related services. For 2002, this included benefit plan audits, an investigation at an overseas manufacturing plant, and other related services.

(3)	Tax Fees: Fees for professional services rendered with respect to tax compliance, tax advice and tax planning. This includes preparation of tax returns, claims for refunds, payment planning and tax law interpretation. Deloitte & Touche LLP did not provide any tax strategy consulting in 2003.

(4)	All Other Fees: Deloitte & Touche LLP did not provide any services in 2002 or 2003 that should be reported in this category.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Energy Corporation. In addition, the Committee ensures compliance with legal and regulatory requirements. The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor, as well as the oversight of the Company’s internal audit function. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of the Company’s website at www.WisconsinEnergy.com.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Wisconsin Energy Corporation’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

The Committee held seven meetings during fiscal 2003. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditor, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s quarterly and annual financial statements and the system of internal controls designed to ensure compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditor, both with and without management present. The Committee discussed with Deloitte & Touche LLP matters relating to communications with audit committees as required by Statement on Auditing Standards No. 61, as amended.

In addition, we received the written disclosures and the letter relative to auditor independence from Deloitte & Touche LLP, as required by Independence Standards Board Standard No. 1. The Committee discussed this information with Deloitte & Touche LLP and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Barbara L. Bowles, Committee Chair
John F. Bergstrom
Robert A. Cornog
Ulice Payne, Jr.
Frederick P. Stratton, Jr.

COMPENSATION OF THE BOARD OF DIRECTORS

In December 2003, based upon data provided by an independent compensation consultant, the Board approved a change in director compensation practice. The change, effective January 1, 2004, was approved to align WEC director compensation with director compensation at WEC’s peer companies and to reflect emerging governance and compensation trends with regard to equity compensation. Employee directors do not receive any directors’ fees.

In addition, to more closely link directors’ pay to the Company’s performance and to further align the Board’s interests with stockholders, in December 2003, the Board adopted a stock ownership guideline for directors. Under this guideline, directors are generally expected to hold WEC common stock in an amount equal to five times the director’s annual retainer acquirable within five years of the commencement of board service.

For 2004, each non-employee director will receive an annual retainer fee of $36,000 paid in cash. Non-employee chairs of Board committees will receive a quarterly retainer of $1,250. Non-employee directors will receive a fee of $1,500 for each Board or committee meeting attended. In addition, a per diem fee of $1,250 for travel on Company business will be paid for each day on which a Board or committee meeting is not also held. The Company will reimburse non-employee directors for all out-of-pocket travel expenses. Non-employee directors will be paid $300 for each signed, written unanimous consent in lieu of a meeting. Each non-employee director also received on January 2, 2004, annual stock compensation in the form of restricted stock equal to a value of $65,000, vesting in three years.

During 2003, each non-employee director received an annual retainer fee of $24,000. This fee was paid half in WEC common stock and half in cash. For 2003, compensation for chairs of committees, attendance at Board or committee meetings, written consents, and per diem for travel were the same as listed above for 2004. Non-employee directors did not receive restricted stock in 2003, but instead received an option to purchase 5,000 shares of WEC common stock under WEC’s 1993 Omnibus Stock Incentive Plan, as amended. Each option had an exercise price equal to the fair market value of the shares on the date the option was granted and is exercisable for 10 years after the date of grant. The options vest over a three-year period on the anniversary of the grant date. Upon a change in control of WEC, disability or death, or if the director leaves the Board after completing a full three-year term, these options become immediately exercisable. The exercise price of an option may, at the non-employee director’s election, be paid in cash or with previously owned shares of common stock or a combination thereof.

Although WEC directors also serve on the Wisconsin Electric Power Company and Wisconsin Gas Company boards, a single annual retainer is paid and only single fees are paid for meetings held on the same day. In these cases, fees are allocated between WEC, Wisconsin Electric Power Company and Wisconsin Gas Company based on services rendered.

Non-employee directors may defer fees pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts are credited to one of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under “Retirement Plans” in this proxy statement.

The Company has established a Directors’ Charitable Awards Program to help further its policy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director’s death. All directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. There is a vesting period of three years of service on the Board required for participation in this program. Beneficiary organizations under the program must be approved by the Corporate Governance Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of the tax deductibility of these charitable donations and the use of insurance as a funding vehicle, the long-term cost to the Company is expected to be modest.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Compensation Committee is responsible for making decisions regarding compensation for the executives of Wisconsin Energy Corporation and its principal subsidiaries. All Committee members are independent directors. We seek to provide a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC’s short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, WEC’s compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of WEC’s stockholders and customers.

The primary elements of WEC’s executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For WEC executives, all elements of compensation are targeted at the 50th percentile of general industry practices — that is, we target compensation at the median levels paid for similar positions at similarly sized companies.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Towers Perrin, an independent compensation consultant. We believe that the labor market for WEC executives is that of general industry in the United States. As a result, we principally rely upon a survey of compensation practices of similarly sized companies in general industry. However, we also recognize that a significant portion of WEC’s business is in the energy industry. Therefore, for executives whose positions principally relate to utility operations, we place a greater emphasis upon compensation practices in the energy industry.

Specific values of 2003 compensation for the Chief Executive Officer and the four other most highly compensated executive officers, and Messrs. Grigg and Donovan, who would have been among the four most highly compensated officers but for the fact that they were not serving as executive officers at the end of fiscal 2003, are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary. For 2003, we adjusted base salaries to reflect updated survey results of executive compensation practices for similar positions at comparable companies. In making these adjustments, we also considered factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of Company operations.

Annual Incentive Compensation. The annual incentive plan provides for annual awards to executives based on achievement of pre-established stockholder, customer, and employee focused objectives. All payments under the plan are at risk; payments are only made if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Based upon a review of competitive practices for comparable positions at similarly sized companies, awards for 2003 were targeted at 35% to 100% of base salary and actual awards may range from 0% to 200% based on performance. The plan also provides the Committee with the discretion to recognize individual performance.

At the Committee’s direction, the annual performance incentive program for 2003 principally focused on the attainment of key financial measures including earnings per share, return on equity and cash flow. For Mr. Donnelly, the measures were EBITDA and sales growth related to WICOR Industries, Inc. (now WICOR Industries, LLC). Performance met or exceeded the target levels in each of these areas for 2003, resulting in bonuses that exceeded the target levels.

Based upon these results and any discretion to recognize individual performance, awards for 2003 were granted to the named executive officers as shown in the Summary Compensation Table. Awards were also granted to other executives based on comparable results.

For 2004, the Committee set goals for key officers of WEC differently than those set for 2003. The Committee recognized the effect non-financial measures have on overall performance of the Company. In addition to financial performance, executives’ final awards will also be impacted by performance in three key operational areas: customer satisfaction, safety and diversity. In general, the annual incentive is dependent upon the financial achievement determined by performance against recurring budget targets for earnings per share and cash flow. Performance against the three operational areas will either increase or decrease final awards by up to 10%.

Long-Term Incentive Compensation. The Committee administers WEC’s 1993 Omnibus Stock Incentive Plan, as amended. This is a stockholder approved, long-term incentive plan designed to link the interests of executives and other key employees to long-term stockholder value. It allows for various types of awards keyed to the performance of WEC’s common stock, including stock options.

In 2003, we reviewed the long-term incentive program to ensure its effectiveness in focusing WEC executives to achieve the corporation’s long-term objectives. Awards to named executive officers were granted as indicated in the Summary Compensation Table.

Our Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, we have implemented stock ownership guidelines for officers of the Company that must be attained within a five-year period. Guidelines for executive officers range from 100% to 300% of base salary.

As a result of their retirements as executive officers, Messrs. Donnelly, Grigg and Donovan will receive the benefits to which they are entitled under their employment, severance and retirement arrangements described under “Employment and Severance Arrangements” and “Retirement Plans” in this proxy statement.

For 2004, in order to model best practices in the industry, the Committee modified the long-term incentive program to include a performance share component. With the use of performance shares, the amount of shares ultimately vested is dependent upon performance against a pre-established target instead of vesting due to the passage of time. This better aligns executive financial interests with those of stockholders and long-term interests of customers. Performance will be measured against the Custom Peer Group identified in the “Performance Graph” section of this proxy statement.

Chief Executive Officer Compensation. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among our principal responsibilities.

In reviewing the performance of WEC’s Chief Executive Officer, we requested that all non-employee directors evaluate the CEO’s performance. The Compensation Committee chair reviewed the evaluations, met with Mr. Abdoo to discuss them, and the Committee factored the results into our compensation determinations.

We set Mr. Abdoo’s base salary at $794,004 for 2003. This base salary is at the low end of the competitive range for CEO’s at comparably sized companies as reflected in the survey of general industry compensation practices. Mr. Abdoo’s annual incentive compensation for 2003 was based upon achievement of the measures described above under Annual Incentive Compensation.

In view of the discretionary component of the annual incentive plan, the Committee also noted the significant accomplishments of Mr. Abdoo during 2003, including, among other things:

•	Milestones achieved with respect to implementation of WEC’s Power the Future strategic plan, including:

-Commencement of demolition of the existing coal-based generating units at Port Washington Power Plant to make room for two new 545-megawatt natural gas-fired generating facilities, and the start of construction of one facility; and

-Receipt of approval to construct two 615-megawatt coal-fueled super-critical pulverized coal units at Oak Creek for operation in 2009 and 2010;

•	His role in the management succession initiative, which culminated in hiring individuals for key executive positions with proven leadership skills and extensive experience in the energy industry to guide the Company’s strategic future; and

•	Receipt of the Reliability One Award for superior electric system reliability in the Midwest region for the second consecutive year.

To specifically link a portion of his compensation to the enhancement of long-term stockholder value, Mr. Abdoo was awarded long-term incentive compensation in 2003 in the form of stock options, as set forth in the “Long-Term Compensation Awards” column of the Summary Compensation Table.

As described earlier in this proxy statement, Mr. Abdoo will retire from all positions with the Company and its subsidiaries effective April 30, 2004. Mr. Abdoo’s retirement will not invoke the provisions of his employment agreement providing for severance payments. As a result of his retirement, Mr. Abdoo will be entitled to receive the retirement benefits described under “Retirement Plans” in this proxy statement.

Compliance With Tax Regulations Regarding Executive Compensation. Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain requirements are met. It is our policy to take reasonable steps to obtain the corporate tax deduction by qualifying for the exemptions from limitation on such deductibility under Section 162(m) to the extent practicable. Nevertheless, maintaining tax deductibility is but one consideration among many in the design of the executive compensation program. The Committee may, from time to time, conclude that compensation arrangements are in the best interest of WEC and its stockholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

Respectfully submitted to Wisconsin Energy Corporation’s stockholders by the Compensation Committee of the Board of Directors.

John F. Bergstrom, Committee Chair
John F. Ahearne
Willie D. Davis

EXECUTIVE OFFICERS’ COMPENSATION

This table summarizes, for the last three fiscal years, compensation awarded to, earned by or paid to WEC’s Chief Executive Officer, each of WEC’s other four most highly compensated executive officers, and Messrs. Grigg and Donovan, who would have been among the four most highly compensated officers but for the fact that they were not serving as executive officers at the end of fiscal year 2003.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards(1) ($)	Securities Underlying Options (#)	All Other Compensation(2) ($)

Richard A. Abdoo Chairman of the Board and Chief Executive Officer of WEC; Chairman of the Board of WE and WG (5)	2003 2002 2001	794,004 756,300 707,500	1,500,000 859,308 563,948		11,749 11,868 11,811		0 0 163,120	300,000 300,000 300,000	49,099 66,959 66,875

Gale E. Klappa President of WEC since April 2003; President and Chief Executive Officer of WE and WG since August 2003	2003	458,179	1,075,000	(3)	131,740	(4)	1,006,320	250,000	12,952

Allen L. Leverett Chief Financial Officer of WEC, WE, and WG since July 2003	2003	230,004	690,000	(3)	66,025	(4)	846,748	200,000	6,900

James C. Donnelly President and Chief Executive Officer of WICOR Industries, LLC(6)	2003 2002 2001	440,004 420,000 400,000	329,446 251,790 80,000		0 0 0		0 0 61,170	113,730 113,130 113,130	20,254 40,068 51,085

Larry Salustro Senior Vice President and General Counsel of WEC, WE, and WG	2003 2002 2001	360,000 336,000 311,668	375,000 323,331 165,797		2,550 2,297 2,339		306,600 0 122,340	125,000 75,000 75,000	14,370 34,075 33,956

Richard R. Grigg President of WE and President and Chief Operating Officer of WG until July 2003; Executive Vice President of WEC and Chief Operating Officer of WE until October 2003; Special Advisor to the President of WEC after October 2003	2003 2002 2001	579,600 518,668 440,000	463,680 507,879 350,719	(3)	7,456 4,015 4,128		0 0 122,340	200,000 200,000 131,535	3,458,102 52,874 98,545

Paul Donovan Executive Vice President and Chief Financial Officer of WEC, WE and WG until June 2003; Special Advisor to the Chairman and CEO of WEC after June 2003	2003 2002 2001	579,600 518,668 440,000	463,680 471,448 282,333	(3)	4,064 206,057 28,760	(4)	0 0 122,340	200,000 200,000 131,535	31,031 53,643 65,463

(1)

In 2003, restricted stock awards were granted to Messrs. Klappa, Leverett and Salustro in the amounts of 39,510 shares, 28,850 shares, and 12,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing market prices of WEC common stock of

(1)	In 2003, restricted stock awards were granted to Messrs. Klappa, Leverett and Salustro in the amounts of 39,510 shares, 28,850 shares, and 12,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing market prices of WEC common stock of $25.47, $29.35 and $25.55 per share, respectively, on the grant dates. Mr. Klappa’s restricted stock award, granted pursuant to his employment agreement, will vest at the rate of 10% per year of service with WEC. Under Mr. Leverett’s restricted stock award, granted pursuant to his employment agreement, two-thirds of his restricted stock will vest on July 1, 2005, the second anniversary of his employment starting date, and the remainder will vest at the rate of 20% for each year of service thereafter. The shares awarded to Mr. Salustro vest upon his retirement at or after attainment of age 60. Pursuant to their terms, the shares of restricted stock previously granted to Mr. Abdoo will vest upon his retirement on April 30, 2004. However, in each case, earlier vesting may occur due to termination of employment by death, disability, a change in control of the Company or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and are used to acquire additional restricted shares. As of December 31, 2003, the named executive officers held the following number of shares of restricted stock, including restricted dividends, with the following values (based on a closing price of $33.45 on December 31, 2003): Mr. Abdoo—37,764 shares ($1,263,206), Mr. Klappa—40,308 shares ($1,348,303), Mr. Leverett—29,223 shares ($977,509), Mr. Donnelly—3,302 shares ($110,452), Mr. Salustro—28,308 shares ($946,903), Mr. Grigg—22,817 shares ($763,229) and Mr. Donovan—20,337 shares ($680,273).

(2)	All Other Compensation for 2003 for each of Messrs. Abdoo, Klappa, Leverett, Donnelly, Salustro, Grigg and Donovan, includes:

•	employer matching of contributions into the 401(k) plan in the amount of $5,500, $3,352, $0, $5,500, $5,430, $5,935 and $5,500, respectively,

•	“make whole” payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $43,599, $9,600, $6,900, $14,754, $8,940, $14,577 and $25,531, respectively, and

•	a lump-sum severance payment in the amount of $3,437,590 to Mr. Grigg, which was accrued in fiscal 2003, but was paid out in March 2004.

(3)	Under their employment agreements, Messrs. Klappa and Leverett received one-time signing bonuses of $350,000 and $250,000, respectively, and minimum guaranteed annual bonuses for 2003 of $576,000 and $368,000 respectively. Annual bonus amounts for 2003 for Messrs. Grigg and Donovan are guaranteed based on their employment and severance agreements.

(4)	Other Annual Compensation for 2003 for Mr. Klappa and Mr. Leverett includes payments of relocation expenses in the amounts of $95,174 and $52,164, respectively. Other Annual Compensation for 2002 for Mr. Donovan includes $50,474 associated with payment of legal expenses and $53,989 primarily associated with temporary housing expenses, as well as income tax payments related to those items.

(5)	As discussed elsewhere in this proxy statement, effective as of April 30, 2004, Mr. Abdoo will retire from all officer and director positions with WEC and its subsidiaries, and will retire as an employee.

(6)	As described elsewhere in this proxy statement, effective as of May 1, 2004, Mr. Donnelly will retire from all officer and director positions with WEC and its subsidiaries, and will retire as an employee. In connection with his retirement, in addition to the retirement benefits to which he is entitled, Mr. Donnelly will receive the severance benefits described under “Employment and Severance Arrangements” in this proxy statement.

Option Grants in Last Fiscal Year

This table shows additional data regarding the options granted in 2003 to the named executive officers.

Individual Grants(1)					Grant Date Value

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value(2) ($)

Richard A. Abdoo	300,000	10.30	25.41	01/02/2013	2,049,900
Gale E. Klappa	250,000	8.58	25.31	04/14/2013	1,623,500
Allen L. Leverett	200,000	6.87	29.13	07/01/2013	1,520,600
James C. Donnelly	113,730	3.90	25.41	01/02/2013	777,117
Larry Salustro	125,000	4.29	25.41	01/02/2013	854,125
Richard R. Grigg	200,000	6.87	25.41	01/02/2013	1,366,600
Paul Donovan	200,000	6.87	25.41	01/02/2013	1,366,600

(1)	Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted on January 2, April 14, and July 1, 2003 pursuant to the 1993 Omnibus Stock Incentive Plan, as amended. These options have exercise prices equal to the fair market value of the WEC shares on the date of grant and vest pro rata over a four-year period beginning on the first anniversary of the grant date with full vesting on the fourth anniversary date. Upon a “change in control” of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, options granted under the plan become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery or attestation of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, as amended, the Compensation Committee has the power with the participant’s consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate the vesting of these options.

(2)	An option-pricing model (developed by Black-Scholes) was used to determine the options’ present value as of the date of the grant. The assumptions used in the Black-Scholes equation for options expiring January 2, 2013 are: market price of stock: $25.41; exercise price of option: $25.41; stock volatility: 26.12%; annualized risk-free interest rate: 4.54%; exercise at the end of the 10-year option term; and dividend yield: 3.15%. The assumptions for options expiring April 14, 2013 are: market price of stock: $25.31; exercise price of option: $25.31; stock volatility: 25.14%; annualized risk-free interest rate: 4.38%; exercise at the end of the 10-year option term; and dividend yield: 3.16%. The assumptions for options expiring July 1, 2013 are: market price of stock: $29.13; exercise price of option: $29.13; stock volatility: 24.51%; annualized risk-free interest rate: 3.93%; exercise at the end of the 10-year option term; and dividend yield: 2.75%. WEC’s use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and on the optionee’s investment decisions.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table reflects options exercised in 2003 and the number and value of exercisable and unexercisable in the money options held by the named executive officers at fiscal year-end.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In the Money Options at Fiscal Year-End ($)(2)
			Exercisable		Unexercisable	Exercisable	Unexercisable

Richard A. Abdoo	22,500	105,525	480,999		700,001	4,597,502	7,002,913
Gale E. Klappa	—	—	—		250,000	—	2,035,000
Allen L. Leverett	—	—	—		200,000	—	864,000
James C. Donnelly	52,572	816,367	358,339		255,142	6,253,932	2,510,003
Larry Salustro	—	—	153,749		231,251	1,531,992	2,270,495
Richard R. Grigg	263,015	2,341,269	—		434,520	—	4,139,088
Paul Donovan	131,136	1,113,330	42,137	(3)	434,519	389,789	4,139,074

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the average of the high and low prices reported in the New York Stock Exchange Composite Transaction report on the exercise date.
(2)	Value is determined by subtracting the exercise price from the year-end market price multiplied by the number of shares underlying the option.
(3)	Excludes options for 28,743 shares, with an in the money value of $309,199 that were transferred to and are held by trusts for the benefit of Mr. Donovan’s family.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Pursuant to the merger agreement relating to WEC’s acquisition of WICOR, Inc., on June 27, 1999, WEC adopted severance policies that became effective on April 26, 2000, when the merger occurred, replacing WEC’s previous severance policy. The policies provide for severance benefits to designated executives and other key employees if within two years after the merger they were discharged without cause or resign with good reason. WEC has approved changes to the severance policies (i) to continue the policies after the end of the two-year period following the WICOR merger to provide for severance benefits in the event of employment termination either in anticipation of or within a two-year period following a change in control by reason of discharge without cause or resignation with good reason, and (ii) to allow for a deferral opportunity for participants who may become entitled to benefits.

Under the current severance policies, participants have been designated into one of four benefit levels. Of the individuals named in the Summary Compensation Table, Mr. Donnelly is a Tier 1 participant and Mr. Salustro is a Tier 2 participant. Messrs. Abdoo, Klappa, Leverett, Grigg and Donovan do not participate in the severance policy, but each has a separate change in control and severance agreement as described below.

Tier 1 and Tier 2 benefits provide generally for lump sum severance payments equal to three times the sum of the current base salary and the highest bonus in the last three years (or the then current target bonus, if higher), a pension lump sum for the equivalent of three years’ worth of additional service and three years’ continuation of health and life insurance coverage. An overall limit is placed on benefits to avoid federal excise taxes under the “parachute payment” provisions of the tax law.

The Company has entered into agreements with each of Messrs. Abdoo, Klappa, Leverett, Grigg and Donovan providing for certain employment and severance benefits as described below.

•

Under the agreement with Mr. Abdoo, severance benefits are provided if his employment is terminated (i) by the Company, other than for cause, death or disability, in anticipation of or following a change in control, (ii) by the executive for good reason following such a change in control, (iii) by the executive within six months after completing one year of service following a change in control, or (iv) in the absence of a change in control, by the Company for any reason other than cause, death or disability or by the executive for good reason. The agreement provides for a lump sum severance payment equal to three times the sum of the executive’s highest annual base salary in effect in the last three years and highest bonus amount. The highest bonus amount would be calculated as the largest of (i) the current target bonus for the fiscal year in which employment termination occurs, (ii) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control, or (iii) an amount calculated by multiplying the highest bonus percentage earned during either of such three fiscal year periods times the highest yearly base salary rate in effect during the three-year period ending prior to termination. The agreement also provides for three years’ continuation of health and certain other welfare benefit coverage, eligibility for retiree health coverage thereafter, a payment equal to the value of three additional years’ of participation in the applicable qualified and non-qualified retirement plans, full vesting in all outstanding stock options and restricted stock awards, certain financial planning services and other benefits and a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law. The agreement also contains a one-year non-compete provision applicable on termination of employment.

•	Mr. Klappa commenced employment with the Company on April 14, 2003. Mr. Klappa’s employment agreement is substantially similar to Mr. Abdoo’s, except that if an event triggering severance benefits occurs, Mr. Klappa will receive an additional benefit based upon the difference between the retirement benefits that he would have received from his prior employer and the retirement benefits received from the Company. Mr. Klappa’s agreement provides that, for 2003, he will receive an annual base salary of $640,000 and a special lump sum signing bonus of $350,000 (with $250,000 paid on his employment starting date and the balance six months later). Mr. Klappa’s target bonus opportunity is fixed at 90% of his base salary, with a minimum guaranteed bonus of $576,000 for 2003. Upon his employment with the Company, Mr. Klappa was granted a non-qualified stock option for 250,000 shares of the Company’s common stock. He was also granted a restricted stock award for 39,510 shares which vests at the rate of 10% for each year of service until 100% vesting occurs on the tenth anniversary of his employment starting date, provided that the restricted stock will become 100% vested due to a termination of employment by death, disability or a change in control of the Company.

•	Mr. Leverett commenced employment with the Company on July 1, 2003. Mr. Leverett’s employment agreement is substantially similar to Mr. Klappa’s, except that (i) if Mr. Leverett’s employment is terminated by the Company for any reason other than cause, death or disability or by the executive for good reason in the absence of a change in control, the special lump sum severance benefit is two times the sum of his highest annual base salary and highest bonus amount, (ii) the welfare benefits are provided for a two-year period and (iii) the special retirement plan lump sum is calculated as if his employment continued for a two-year period following termination of employment. The agreement provides that, for 2003, Mr. Leverett will receive an annual base salary of $460,000 and a special lump sum signing bonus of $250,000 (with $150,000 paid on his employment starting date and the balance paid six months later). Mr. Leverett’s target bonus opportunity is fixed at 80% of base salary, with a minimum guaranteed bonus of $368,000 for 2003. Upon his employment with the Company, Mr. Leverett was granted a non-qualified stock option for 200,000 shares of the Company’s common stock. Mr. Leverett was also granted a restricted stock award for 28,850 shares on his employment starting date. Two-thirds of the shares vest on July 1, 2005, the second anniversary of his employment starting date and the remaining one-third vest at the rate of 20% for each year of service thereafter until 100% vesting occurs on the seventh anniversary of the employment starting date, provided that the restricted stock will become 100% vested due to a termination of employment by death, disability or a change in control of the Company.

•

The agreement with Mr. Grigg was substantially similar to Mr. Abdoo’s. Pursuant to the terms of the agreement, on January 2, 2003, WEC granted to Mr. Grigg an option to purchase 200,000 shares of its common stock. Mr. Grigg retired from all officer titles with the Company except those of Executive Vice President of WEC and Chief Operating Officer of Wisconsin Electric Power Company effective July 31, 2003; subsequently he retired from those titles effective October 13, 2003, but he continued to be employed as a special advisor to Mr. Klappa until his retirement on March 1, 2004. Mr. Grigg’s retirement invoked certain provisions of his employment agreement that resulted in the severance payment in the Summary Compensation Table. Mr. Grigg’s 2003 bonus was fixed at 80% of his $579,600 base salary. Mr. Grigg continued to receive salary and a bonus equal to 80% of his salary through his March 1, 2004 retirement date. Pursuant to terms of his employment agreement, all of Mr. Grigg’s outstanding options and restricted stock awards vested upon his retirement.

•	The agreement with Mr. Donovan was similar to Mr. Abdoo’s. The agreement provided that as of January 1, 2003, Mr. Donovan’s annual base salary increased to $579,600 and his target bonus compensation was fixed at 80% of such increased salary. Pursuant to the terms of the agreement, on January 2, 2003, WEC granted to Mr. Donovan an option to purchase 200,000 shares of its common stock. Mr. Donovan retired from his officer positions with the Company as of June 30, 2003. He continued to be employed as a special advisor to Mr. Abdoo until his retirement on February 29, 2004. Under the terms of his employment agreement, all of Mr. Donovan’s outstanding stock options and restricted stock awards vested upon his retirement on February 29, 2004. In connection with Mr. Donovan joining WEC, he was encouraged to purchase a house in Wisconsin. In this regard, the agreement obligates WEC to repurchase, at Mr. Donovan’s request within seven years of his leaving WEC, his Wisconsin house at a price that would assure the after-tax recovery of his investment in that house or its then fair market value, whichever is greater.

Mr. Donnelly has agreed to retire from all officer and director positions with the Company and its subsidiaries, and to retire as an employee of WICOR Industries, effective as of May 1, 2004. In connection with his retirement, the Company has agreed to pay Mr. Donnelly, in lieu of any other severance benefits to which he might have been entitled, a lump sum severance payment equal to three times the sum of his current base salary and highest bonus in the last three years (or current target bonus, if higher), plus a pension lump sum for the equivalent of three years worth of additional service. This payment, in the total amount of $3,908,304 is equal to the amount to which Mr. Donnelly would have been entitled upon a qualifying termination of employment under the Company’s severance policies described above in the event of or in anticipation of a change in control (including, in his case, a change in control of WICOR Industries, as will result from the pending sale of WICOR Industries to Pentair, Inc.). The Company has also agreed to provide Mr. Donnelly and his family with three years continuation of medical, dental and death benefits after May 1, 2004 on the same basis as if his employment had not terminated, subject to all of the terms applicable to active employees from time to time, including the making of any required contributions. His beneficiary will be entitled to a death benefit under the Company’s Death Benefit Only Plan described below in an amount equal to three times his final base salary in the event of his death within three years after May 1, 2004, and one times such salary upon death thereafter. The Company will also cause the restricted stock award granted to Mr. Donnelly on February 7, 2001 to become fully vested as of May 1, 2004.

RETIREMENT PLANS

WEC maintains a defined benefit pension plan of the cash balance type (the “WEC Plan”) for most employees, including Messrs. Abdoo, Klappa, Leverett, Donnelly, Salustro, Grigg and Donovan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the WEC Plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued, if their employment terminates on or before January 1, 2011.

Wisconsin Gas Company also maintained a defined benefit pension plan of the cash balance type (the “Wisconsin Gas Plan”) for most of its employees, including Mr. Donnelly. The Wisconsin Gas Plan was merged into the WEC Plan, effective as of January 1, 2002. The cash balance formula, effective in 1997, provided an annual accrual of 6% of salary and bonus, with a guaranteed earnings rate of 4%. Further, the Wisconsin Gas Plan provided that the Company could amend it from year to year to grant a higher earnings rate for the applicable year. In order to recognize the pre-1997 service and compensation of participants as of January 1, 1997, the Wisconsin Gas Plan granted each such participant a special transition credit. Additionally, the Wisconsin Gas Plan “grandfathered” individuals who were participants as of January 1, 1998 so that they will not receive any lower retirement benefit than would have been provided under the pre-1997 final average earnings formula, had it continued, if their employment terminated before December 31, 2007. The WEC Plan continues this “grandfathered” benefit approach for all former Wisconsin Gas Plan participants (including Mr. Donnelly) who became participants in the WEC Plan as a result of the January 1, 2002 merger of the plans and continued in employment as of that date.

For the individuals listed in the Summary Compensation Table, estimated benefits under both “grandfathered” formulas are higher than under the cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following tables set forth estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 2003, based on the continuation of the “grandfathered” prior plan formulas for WEC and Wisconsin Gas (including supplemental amounts providing additional benefits described below in the “Other Retirement Benefits” section):

Pension Plan Table – WEC Plan (Prior Plan Formula)

	Years of Service
Remuneration	15	20	25	30	35	40

$300,000	74,501	99,334	124,168	149,002	163,106	177,210
500,000	126,251	168,334	210,418	252,502	276,356	300,210
700,000	178,001	237,334	296,668	356,002	389,606	423,210
900,000	229,751	306,334	382,918	459,502	502,856	546,210
1,100,000	281,501	375,334	469,168	563,002	616,106	669,210
1,300,000	333,251	444,334	555,418	666,502	729,356	792,210
1,500,000	385,001	513,334	641,668	770,002	842,606	915,210
1,700,000	436,751	582,334	727,918	873,502	955,856	1,038,210
1,900,000	488,501	651,334	814,168	977,002	1,069,106	1,161,210
2,100,000	540,251	720,334	900,418	1,080,502	1,182,356	1,284,210
2,300,000	592,001	789,334	986,668	1,184,002	1,295,606	1,407,201
2,500,000	643,751	858,334	1,072,918	1,287,502	1,408,856	1,530,210
2,700,000	695,501	927,334	1,159,168	1,391,002	1,522,106	1,653,210
2,900,000	747,251	996,334	1,245,418	1,494,502	1,635,356	1,776,210

Pension Plan Table – WEC Plan (Prior Wisconsin Gas Company Plan Formula)

	Years of Service
Remuneration	15	20	25	30	35	40

$300,000	87,500	116,700	133,500	138,000	142,500	147,000
500,000	146,900	195,900	224,100	231,600	239,100	246,600
700,000	206,300	275,100	314,700	325,200	335,700	346,200
900,000	265,700	354,300	405,300	418,800	432,300	445,800
1,100,000	325,100	433,500	495,900	512,400	528,900	545,400
1,300,000	384,500	512,700	586,500	606,000	625,500	645,000
1,500,000	443,900	591,900	677,100	699,600	722,100	744,600
1,700,000	503,300	671,100	767,700	793,200	818,700	844,200
1,900,000	562,700	750,300	858,300	886,800	915,300	943,800
2,100,000	622,100	829,500	948,900	980,400	1,011,900	1,043,400
2,300,000	681,500	908,700	1,039,500	1,074,000	1,108,500	1,143,000
2,500,000	740,900	987,900	1,130,100	1,167,600	1,205,100	1,242,600
2,700,000	800,300	1,067,100	1,220,700	1,261,200	1,301,700	1,342,200
2,900,000	859,700	1,146,300	1,311,300	1,354,800	1,398,300	1,441,800

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled “Salary” and “Bonus” is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Klappa, Leverett, Donnelly, Salustro, Grigg and Donovan, currently have or are considered to have 35, 35, 14, 16, 31, 33 and 31 credited years of service, respectively.

Other Retirement Benefits. Designated officers of WEC and Wisconsin Electric Power Company, including Messrs. Abdoo, Klappa, Leverett, Salustro, Grigg, and Donovan participate in the Supplemental Executive Retirement Plan (“SERP”). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation. In addition, Messrs. Abdoo and Salustro are also entitled to an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to be between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a “change in control” of WEC, as defined in the SERP, no payments are made until after the participant’s retirement or death.

Designated officers of Wisconsin Gas Company, including Mr. Donnelly, participate in the Wisconsin Gas Company Supplemental Retirement Income Program. This plan provides supplemental retirement benefits to take into account certain compensation that is excluded under the applicable retirement plan and to provide benefits that otherwise would have been accrued or payable, except for the limitations of the Internal Revenue Code.

WEC has entered into agreements with Messrs. Abdoo, Salustro and Donovan who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

•	According to Mr. Abdoo’s agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

•	According to Mr. Salustro’s agreement, Mr. Salustro at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket, and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

•	According to Mr. Donovan’s agreement, at retirement Mr. Donovan received supplemental retirement payments which made his total retirement benefits at age 55 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of social security benefits and modified by early retirement reduction factors applicable to Mr. Donovan between ages 55 and 58.

WEC has agreed to provide Mr. Donovan certain life insurance benefits in consideration for his surrendering certain post-retirement benefits under the SERP. An independent review has verified that based on certain assumptions, the exchange is cost neutral to the Company.

WEC has entered into agreements with Messrs. Klappa and Leverett to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995 had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa and on January 1, 1989 for Mr. Leverett.

Due to certain restrictions contained in the Sarbanes-Oxley Act of 2002, effective June 2003, the Company converted its split dollar life insurance program to a Death Benefit Only Plan (“DBO”). Pursuant to the terms of the DBO, upon an officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to three times the officer’s base salary if the officer is employed by the Company at the time of death or one times final base salary if death occurs post-retirement. All of the named executive officers other than Mr. Donovan participate in the DBO.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund certain non-qualified benefits, including the SERP, the Executive Deferred Compensation Plan and the agreements with the named executive officers. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, and absent a deferral election, mandatory lump sum payments without regard to whether the executive’s employment has terminated.

WEC COMMON STOCK OWNERSHIP

Directors, Nominees and Executive Officers. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer, and all of the directors and executive officers as a group as of January 30, 2004. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of January 30, 2004. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus and 401(k) plans. None of these persons beneficially owns more than 1% of the outstanding common stock.

	Shares Beneficially Owned (1)
Name	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days		Total

Richard A. Abdoo	61,470		693,534		755,004
John F. Ahearne	6,236		16,000		22,236
John F. Bergstrom	4,945		16,000		20,945
Barbara L. Bowles	5,025		16,000		21,025
Robert A. Cornog	9,487		16,000		25,487
Willie D. Davis	11,086		23,234	(5)	34,320
James C. Donnelly	36,445		421,304	(5)	457,749
Paul Donovan	24,225		632,427		656,652
Richard R. Grigg	30,250		556,154		586,404
Gale E. Klappa	40,479		—		40,479
Allen L. Leverett	29,842		—		29,842
Ulice Payne, Jr.	2,992		1,667		4,659
Larry Salustro	36,996		222,499		259,495
Frederick P. Stratton, Jr.	10,545		16,000		26,545
George E. Wardeberg	25,214		641,667	(5)	666,881
All directors and executive officers as a group (16 persons)	320,265	(4)	2,194,994	(5)	2,515,259	(6)

(1)	Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)	Certain WEC directors and executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Abdoo (25,965), Mr. Bergstrom (6,965), Mr. Cornog (12,340), Mr. Davis (8,772), Mr. Donnelly (1,091), Mr. Donovan (10,032), Mr. Grigg (4,066), Mr. Salustro (2,975), Mr. Stratton (8,702), Mr. Wardeberg (1,764), and all directors and executive officers as a group (69,542). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors and executive officers tied to the performance of WEC common stock.

(3)	Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (11,120), Mr. Cornog (4,882), Mr. Donnelly (27,349), Mr. Stratton (4,600), Mr. Wardeberg (22,759) and all directors and executive officers as a group (70,710).

(4)	Certain WEC directors and executive officers hold shares of restricted stock (included in table above) over which the holders have sole voting but no investment power: Mr. Abdoo (25,887), Dr. Ahearne

(1,945), Mr. Bergstrom (1,945), Ms. Bowles (1,945), Mr. Cornog (1,945), Mr. Davis (1,945), Mr. Donnelly (3,302), Mr. Donovan (20,337), Mr. Grigg (22,817), Mr. Klappa (40,308), Mr. Leverett (29,223), Mr. Payne (1,945), Mr. Salustro (28,308), Mr. Stratton (1,945), Mr. Wardeberg (1,945) and all directors and executive officers as a group (170,187). Shares listed for Mr. Donnelly include restricted stock granted by WICOR, Inc. which were converted to outstanding WEC restricted stock on the effective date of the acquisition of WICOR, Inc.

(5)	Option shares listed include options granted by WICOR, Inc. which were converted to WEC stock options on the effective date of the acquisition of WICOR, Inc.
(6)	Represents 2.1% of total WEC common stock outstanding on January 30, 2004.

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have.

	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
Name and Address	Sole	Shared	Sole	Shared

AXA Financial, Inc. (1) 1290 Avenue of the Americas New York, NY 10104	5,266,321	1,325,676	10,710,721	0	10,710,721	9.1%

(1)	AXA Financial is a parent holding company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2003 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2003 were complied with in a timely manner, except that one discretionary transaction in the Company’s Employee Retirement Savings Plan by Charles Cole, Senior Vice President of Wisconsin Electric Power Company, was reported late.

PERFORMANCE GRAPH

The performance graph below shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 1998, in each of:

•	WEC common stock,

•	the Standard & Poor’s 500 Index (“S&P” 500),

•	a Custom Peer Group Index, and

•	the Edison Electric Institute Index of Investor-Owned Utilities (“EEI Index”).

In 2003, WEC began to use the Custom Peer Group Index rather than the EEI Index for peer comparison purposes. The Company believes the Custom Peer Group Index reflects a more accurate representation of WEC’s peers. In addition, the Board’s Compensation Committee will begin using total shareholder return thresholds for the Custom Peer Group Index to determine a portion of the long-term executive compensation awards.

The Custom Peer Group Index is a market-capitalization-weighted index consisting of 30 companies, including WEC. These companies compare to WEC in terms of business model and size. All of the companies in the Custom Peer Group Index receive at least 80% of their revenue from gas and/or electric utility operations.

The companies in the Custom Peer Group Index are Allegheny Energy Inc., Alliant Energy Corporation, Ameren Corporation, American Electric Power Inc., Avista Corporation, Cinergy Corporation, Consolidated Edison Inc., DTE Energy Company, Energy East Corporation, Entergy Corporation, Exelon Corporation, FirstEnergy Corporation, FPL Group Inc., NiSource Inc., Northeast Utilities, Nstar, OGE Energy Corporation, Pinnacle West Capital Corporation, Pepco Holdings Inc., Progress Energy Inc., Public Service Enterprise Group Inc., Puget Energy Corporation, Scana Corporation, Sempra Energy, Sierra Pacific Resources Inc., Southern Company Inc., Westar Energy Inc., Wisconsin Energy Corporation, WPS Resources Corporation, and Xcel Energy Inc.

FIVE-YEAR CUMULATIVE RETURN CHART

Value of Investment at Year-End

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

Wisconsin Energy Corporation	$100	$65	$82	$85	$98	$134
S&P 500	$100	$121	$110	$97	$76	$97
Custom Peer Group Index	$100	$79	$119	$114	$109	$132
EEI Index	$100	$81	$120	$110	$94	$116

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Kristine Rappé, at the Company’s principal business offices, 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201. In lieu of providing all stockholders with an Annual Report, the WEC consolidated financial statements and certain other information found in the Form 10-K are provided in Appendix B to this proxy statement.

The Form 10-K, along with this proxy statement and all of WEC’s other filings with the Securities and Exchange Commission, is also available in the “Investor Info” section of the Company’s website at www.WisconsinEnergy.com.

APPENDIX A

PROPOSED AMENDMENT TO WISCONSIN ENERGY CORPORATION’S BYLAWS

Sections 2.01 and 2.02 of Wisconsin Energy Corporation’s Bylaws are hereby amended, effective at the time of the Annual Meeting of Stockholders in 2005, as follows (material that would be deleted at the time of the 2005 Annual Meeting of Stockholders is struck through; material that would be added at that time is underscored):

2.01. Number. The number of directors constituting the whole Board of Directors shall be such number as shall be fixed from time to time by the affirmative vote of the whole Board but in no event shall the number be less than three. ~~Until so fixed at a different number, the number shall be nine.~~ The number of directors at any time constituting the whole Board shall not be reduced so as to shorten the term of any director then in office. Directors shall be stockholders of the corporation.

~~The directors shall hold office until the next annual meeting of stockholders at which their respective terms of office shall expire and until their respective successors are duly elected and qualified.~~

~~2.02. Classification. The directors shall be divided into three classes as nearly equal in number as possible, the term of one class expiring each year. Except for any director elected pursuant to Section 2.05 of these Bylaws and any director elected by the stockholders to fill a vacancy for the remainder of a three year term, whose terms of office may be less than three years, directors shall be elected for three year terms. However, at any time when there shall be a complete vacancy of the Board, the directors of Class I shall be elected to hold office until the next succeeding annual meeting of stockholders; the directors of Class II until the second succeeding annual meeting of stockholders; and the directors of Class III until the third succeeding annual meeting of stockholders, and in each foregoing case, until their respective successors are duly elected and qualified. If, at any meeting of stockholders, directors of more than one class are to be elected, whether due to a vacancy or vacancies on the Board of Directors, or otherwise, each class of directors to be elected at the meeting shall be nominated and voted for in a separate election.~~

2.02. Term of Office. Commencing with the 2005 annual meeting of the stockholders of the corporation, the pre-existing division of the Board of Directors into three classes shall be eliminated and all directors shall be elected at the 2005 annual meeting of stockholders and at each annual meeting of stockholders thereafter. The directors shall hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

A-1

Printed on recycled paper

9341-PS-04
231 W. Michigan Street, P.O. Box 2949, Milwaukee, WI 53201 1-800-558-9663 www. WisconsinEnergy.com	2K4PS-RRD-120

[LOGO OF WISCONSIN ENERGY CORPORATION]

PRELIMINARY COPY

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/wec • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	1-866-756-9925 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instruction	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided

Your vote is important.

Please vote immediately.

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” Items 1 and 2. 1. Election Directors									Where no voting instructions are given, the shares represented by your proxy will be voted “FOR” Items 1 and 2.

FOR ALL	☐	WITHHOLD OR ALL	☐	EXCEPTION	☐				Check here if you plan to attend the annual meeting.	☐

Nominees: 01 - Robert A. Cornog, 02 - Gala E. Klappa, 03 - Frederick P. Stratton, Jr.									To change your address, please mark this box.	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)
						FOR	AGAINST	ABSTAIN	To include any comments, please mark this box.	☐
2. Approve amending the Bylaws to declassify the Board and allow for annual election of all Directors.						☐	☐	☐

S C A N L I N E

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date Shareholder sign here Co-owner sign here

Wisconsin Energy Corporation Annual Meeting of Stockholders Wednesday, May 5, 2004 10:00 a.m. Central Time Wisconsin Exposition Center State Fair Park 8200 W. Greenfield Avenue West Allis, WI 53214
If you plan to attend in person, please check the box on the reverse side and bring this card with you to the meeting.	[MAP APPEARS HERE]

Name

Address

Wisconsin Energy Corporation

Proxy / Voting Instructions for the Annual Meeting of Stockholders

May 5, 2004

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 5, 2004. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “For” Items 1 and 2, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Larry Salustro and Kristine A. Rappe, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1. Elect Robert A. Cornog, Gale E. Klappa and Frederick P. Stratton, Jr. as Directors.

2. Approve amending the Bylaws to eliminate the classification of the Board and allow for annual election of all Directors.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or a 401(k) plan under the Wisconsin Energy Corporation Master Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.	WISCONSIN ENERGY CORPORATION P.O. BOX 11468 NEW YORK, N.Y. 10203-0468

SEE REVERSE SIDE. We encourage you to vote by telephone or the Internet. However, if you wish to vote by mail, just complete, sign and the date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.